Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239303) and Form S-8 (No. 333-124867, No. 333-158772 and No. 333-233352) of WidePoint Corporation of our report dated March 23, 2021, relating to the consolidated financial statements of WidePoint Corporation and subsidiaries, which report appears in the Annual Report on Form 10-K of WidePoint Corporation for the year ended December 31, 2020.

/s/ Moss Adams LLP

San Diego, California
March 23, 2021